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                 NON-RECOURSE PROMISSORY NOTE

$1,400,000.00                              Fort Myers, Florida

                                           Date: June 19, 1995

     FOR VALUE RECEIVED, FLORIDA INCOME FUND, L.P., an Iowa Limited Partnership, promises to pay in lawful money of the United States of America to FLORIDA INCOME FUND MORTGAGE PARTNERS II, LTD., an Ohio Limited Partnership, or order, at 13391 McGregor Boulevard, SW, Suite 4, Fort Myers, Florida 33919, the sum of ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 dollars ($1,400,000.00), with interest on the unpaid principal after June 19, 1995, at an interest rate of twelve (12%) percent, payable in the following manner:

     There shall be due and payable interest only payments beginning October 1, 1995, and due on each quarterly anniversary thereafter until December 31, 1997, at which time the entire principal balance plus accrued interest shall be due and payable in full.

Payments to be applied first to interest and then to principal. In case the said installments, or any of them, are not paid when due, the whole of said sum then remaining unpaid shall forthwith become due and payable at the option of the holder of this note, and it is agreed by all parties liable herefor or hereon, that should this note be collected by legal process or by an attorney to pay all costs of the same and a reasonable attorney's fee. FLORIDA INCOME FUND, L.P., an Florida Limited Partnership, whether maker, surety, guarantor, or endorser, hereby waives all rights of homestead exemption, and of presentment and demand for payment, protest, notice of protest and notice of dishonor, and consents that this note, or any part hereof, may be extended without further notice.

Except as otherwise provided herein: (a) this Note is non-recourse and secured only by a certain Mortgage (the "Mortgage") and Collateral Assignment of Leases and Rents as Security for Loan on real property and Security Agreement on personal property, executed as of even date herewith; (b) the real property described in the Mortgage and Collateral Assignment of Lease and Rents and the personal property described in the UCC-1 Financing Statements and Security Agreement, all of even date, shall be the sole security for this Note; and (c) there shall be no personal liability to Maker nor its partners. Notwithstanding the foregoing, nothing contained herein shall be construed as doing any of the following:
(1) preventing the holder hereof from exercising any of the rights granted to the holder under the Mortgage (including, without limitation, those set forth in Paragraph 3(b) thereof); or

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(2) modifying, qualifying or affecting in any manner whatsoever the lien and security interests created by the Mortgage or any other loan document or the enforcement thereof by the holder; or (3) modifying qualifying or affecting in any manner whatsoever the personal recourse liability of Maker or any past or future partner, officer, director or shareholder of Maker for fraud, willful misrepresentation or wrongful misappropriation or divergence of insurance proceeds, condemnation proceeds or rents.

There shall be no prepayment penalty paid if this Note is prepaid during the term.

Maker's Address:

13391 McGregor Boulevard, SW
Fort Myers, Florida 33919
                             FLORIDA INCOME FUND, L.P. an Iowa
                             Limited Partnership

                        By:  MARINER CAPITAL MANAGEMENT INC., a
                             Florida Corporation, General Partner


(Corporate Seal)        By:
                             Lawrence A. Raimondi, President
                             (SIGNATURE)





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